                                                               EXH 99.4




                                     BYLAWS
                                       OF
                                  U. S. BANCORP


ARTICLE I
Meetings of Shareholders

Section 1.1. Meetings. The regular Annual Meeting of the Shareholders of this Corporation for the election of directors and for the transaction of such other business as properly may come before the meeting shall be held in Portland, Oregon, or other place duly authorized by the Board of Directors, on the third Tuesday of April or other date duly authorized by the Board of Directors at such time as the Board of Directors may determine.

If for any cause an election of directors is not made on the same day as the Annual Meeting, the Board of Directors shall order the election to be held on some subsequent day as soon thereafter as practicable according to the provisions of law, and notice thereof shall be given in the manner herein provided for the Annual Meeting.

Business to be conducted at an Annual Meeting (other than procedural matters) shall be limited to (i) business specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) business otherwise properly brought before the meeting by or at the direction of the Board of Directors or the Chairman of the Board, or (iii) business properly brought before the meeting by a shareholder of record of any class of capital stock entitled to vote upon such business, provided that such shareholder shall first have given written notice, in the time and manner specified for shareholder notice of nominations for directors set forth in Section 1.2 of these Bylaws, briefly describing such business and stating his intention to present such business at the Annual Meeting.

Special meetings of the shareholders may be called by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, any Vice Chairman or the President. A special meeting shall be called upon receipt of a written demand therefor stating the purpose for which the meeting is to be called by any shareholder or shareholders owning in the aggregate not less than ten percent of the stock entitled to vote at such meeting. It shall be the duty of the Secretary to send out notices of such meetings to be held in Portland, Oregon, or other convenient place authorized by the Board of Directors and at such time as may be fixed by the Board of Directors. If the Board of Directors shall fail to fix a time or place, the meeting shall be held at such time as shall be fixed by the Chairman of the Board, the Chief Executive Officer, any Vice Chairman, the President, or the Secretary. Business conducted at a special meeting (other than procedural matters) shall be limited to the matters stated in the notice thereof (or any supplement thereto).

Notice of such annual and special meetings shall be mailed postage prepaid not less than ten nor more than sixty days prior to the date thereof, addressed to each shareholder of record at his or her address appearing on the books of the Corporation.

The certificate of the Secretary of this Corporation shall be sufficient proof of the giving of said notice.
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The Board of Directors may adopt rules governing the order of business and conduct of any shareholders' meeting. Subject to the effect of any such rules, the Chairman of the Board (or other officer presiding at a shareholders' meeting) shall have general authority to determine the order of business and, in the Chairman's discretion, to regulate the conduct of such meeting.

Section 1.2. Nominations for Director. Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of record of any outstanding class of capital stock entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing Board of Directors, shall be made in writing and shall be delivered or mailed to the Chairman of the Board of the Corporation not less than twenty-five days nor more than sixty days prior to any meeting of shareholders called for the election of directors, provided, however, that if less than thirty days' notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the Chairman of the Board not later than the close of business on the fifth day following the day on which the notice of the meeting was mailed.

Section 1.3. Disputed Ballots. In the event a dispute arises regarding the validity or tabulation of a ballot, vote, or proxy, the chairman of the meeting may appoint a committee of three directors or other persons who are not employees of the Corporation to resolve the dispute. The decision of the committee shall be final and binding upon all parties to the dispute.

Section 1.4. Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his or her duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after 11 months from the date of its execution unless otherwise expressly provided in the proxy.

Section 1.5. Quorum. Manner of Acting. Shares entitled to vote as a separate voting group may take action on a matter only if a quorum of those shares exists with respect to the matter. A majority of the votes entitled to be cast on the matter by a voting group, represented in person or by proxy, shall constitute a quorum of that voting group for action on that matter. If a quorum exists, action on a matter, other than the election of directors, shall be approved by a voting group if the votes cast within the voting group favoring the action exceed the votes cast opposing the action unless the Oregon Business Corporation Act or the articles of incorporation require a greater number of affirmative votes. Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Once a share is represented for any purpose at a meeting, it shall be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

ARTICLE II
Directors

Section 2.1. Board of Directors. The Board of Directors (herein sometimes referred to as the "Board") shall have power to manage and direct the business and affairs of the Corporation.


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

Section 2.2. Number. The Board shall consist of not less than five nor more than twenty-five persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board; provided, however, that a majority of the full Board of Directors may not increase the number of directors to a number which exceeds by more than four the number of directors last elected by shareholders, but in no event shall the number of directors exceed twenty-five.

Section 2.3. Organization Meeting. The Secretary, upon receiving the results of the election, shall cause the same to be recorded upon the minute book of the Corporation and shall notify the directors-elect of their election. Promptly after the adjournment of the meeting of the shareholders at which they were elected, the newly elected Board shall meet at a convenient place for the purpose of organizing and to transact such business as properly may come before the Board and no notice of such organization meeting shall be required. If at that time there is not a quorum in attendance, the members present may adjourn from time to time until a quorum is secured.

Section 2.4. Regular Meetings. The Board of Directors may establish a schedule of regular meetings for the transaction of business, the day and hour of which may be specified by resolution adopted in advance of such regular meetings. In the event of a failure of the Board of Directors to designate such day and hour, the Chairman of the Board may designate the day and hour upon which such meeting shall be held, which shall be specified in the notice of such meeting.

Section 2.5. Special Meetings. The Board of Directors may also hold special meetings upon call of any officer who is a member of the Board of Directors, or any three or more directors. Notice of special meetings of the Board of Directors shall be given by the Secretary or Assistant Secretary of the Corporation, or in case of their absence, refusal or inability to act, by any other officer who is a member of the Board of Directors, or by any three or more directors by giving 24 hours' notice to the last known address of each director. Calls for such special meetings must state in general terms the object of the meeting.

Section 2.6. Retirement. Officer directors may be requested to resign from the Board upon the date of their retirement as an officer of the Corporation. Each other member of the Board of Directors will not be eligible for re-election as a director at the Annual Meeting of the Shareholders following the date on which such director shall reach the age of 70 years.

Section 2.7. Quorum. A majority of the number of directors from time to time fixed as constituting the Board of Directors pursuant to Section 2.2 shall constitute a quorum at any meeting, except when otherwise provided by law; but a lesser number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice.

Section 2.8. Vacancies. When any vacancy occurs among the directors, the remaining members of the Board, in accordance with the laws of Oregon and with the provisions of Section 2.2 of these Bylaws, may appoint a director to fill such vacancy at any meeting of the Board.


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

Section 2.9. Notice. Notice of meetings of the Board of Directors or any committee appointed by the Board of Directors may be written or oral, and may be communicated in person, by telephone, telegraph, teletype, or other form of wire or wireless communication, or by mail or private courier.

ARTICLE III
Committees

Section 3.1. Executive Committee. The Board of Directors may appoint an Executive Committee consisting of not more than four non-officer directors, the Chairman of the Board and the President. Members of the Executive Committee shall be appointed annually by the Board of Directors immediately after its election and organization and shall serve until the next such annual meeting or until their successors have been appointed. Members of the Executive Committee may be reappointed by the Board of Directors to succeed themselves.

During intervals between meetings of the Board of Directors, the Executive Committee shall have and may exercise such authority of the Board of Directors as from time to time may be specifically delegated to the Committee by the Board; provided, however, that neither the Executive Committee nor any other committee created and appointed pursuant to these Bylaws shall have the authority to (a) declare dividends or distributions with respect to the Corporation's capital stock, (b) approve or propose to shareholders actions or proposals required by law to be approved by shareholders, (c) fill vacancies on the Board of Directors or any committee thereof, (d) amend the articles of incorporation except as may be necessary to document a determination of the relative rights, preferences and limitations of a class or series of shares pursuant to authority granted by the Board of Directors, (e) adopt, amend, or repeal bylaws, (f) approve a plan of merger not requiring shareholder approval,
(g) authorize or approve the reacquisition of shares of the Corporation's capital stock except within limits prescribed by the Board of Directors, or (h) authorize or approve the issuance or sale of or contract for sale of shares or determine the designation and relative rights, preferences and limitations of a class or a series of shares, except that the Board of Directors may authorize a committee of the Board to do so (i) pursuant to a stock option or other stock compensation plan or (ii) by approving the maximum number of shares to be issued and delegating the authority to determine all or any part of the terms of the issuance or sale or contract of sale and the designation and relative rights, preferences, and limitations of the class or series of shares.

In addition to any other duties which the Board of Directors may assign, the Executive Committee shall consider potential candidates for new directors and make recommendations of candidates to the Board of Directors.

Section 3.2. Audit Committee. There shall be an Audit Committee composed of not less than three members of the Board of Directors, no one of whom shall be an active officer of the Corporation or any of its subsidiaries and each of whom shall be independent of management of the Corporation. The Committee shall include at least two members with banking or related financial management expertise, and shall not include any large customers of the Corporation (as determined pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991


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("FDICIA"). The Committee shall be appointed by the Board of Directors annually at its organization meeting or more often.

It shall be the duty of the Committee to recommend to the Board of Directors the accounting firm to be selected as independent auditor of the Corporation and its subsidiaries; to act on behalf of the Board in discussing with the appropriate corporate officers any termination of the independent auditor and any significant disagreements between the independent auditor and management, meeting and reviewing with the independent auditor and the appropriate corporate officers, matters relating to disclosure, corporate practices, regulatory and financial reporting, accounting procedures and policies, and adequacy of financial and accounting controls; to review the planned scope of the audits by the independent auditor; and to review, as appropriate, before or after the fact, compliance of the Corporation and its subsidiaries with laws and regulations concerning loans to insiders, related party transactions and other transactions involving potential conflicts of interest, and applicable federal and state laws and regulations concerning dividend restrictions. The Committee shall review (a) with the independent auditor, the results of the annual audit, including the auditor's comment letter; (b) with the appropriate corporate officers, the annual report to the Securities and Exchange Commission, the annual report to shareholders, and the Proxy Statement; and (c) with management and the independent auditor, the basis for the reports issued by the Corporation under 12 CFR Part 363 and any successor or substitute regulations implementing the provisions of Section 112 of FDICIA, and shall promptly report thereon to the Board of Directors.

The Audit Committee, in collaboration with the internal Auditor, shall set the scope, nature and frequency of examinations of the Corporation and its subsidiaries (with the exception of each subsidiary bank which has established and appointed a separate audit committee composed entirely of outside directors of such subsidiary bank in compliance with the requirements of FDICIA (an "independent audit committee")), and other responsibilities of the internal Auditor. The Committee shall monitor the internal audit group including a review of the planned audit activities, audit scope, and the degree of coordination with the independent auditors of the annual audit plan for the Corporation and its subsidiaries. The Committee shall periodically receive reports from the internal Auditor on results of audits on nonbank subsidiaries and on each subsidiary bank which has not established and appointed an independent audit committee, and on the status of audit coverage of the Corporation. The Committee shall promptly submit its report thereon and its recommendations to the Board of Directors of this Corporation and of each applicable subsidiary.

The Committee shall perform such additional duties as may be requested or directed by the Board of Directors from time to time. The Committee shall additionally submit to the Board of Directors any recommendations relating to the scope of its responsibilities it may have from time to time.

The Committee may at its discretion from time to time, without prior permission of the Board of Directors or any corporate officers, consult or retain legal counsel, whether internal counsel, this Corporation's regular outside counsel, or such independent outside counsel as the Committee may select.


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The Committee shall meet on call of the chairperson and shall keep minutes of all of its meetings showing all matters considered by it and the action taken thereon, and shall submit a report of such meetings at the next regular meeting of the Board of Directors.

Section 3.3. Other Committees. The Board of Directors may appoint from time to time, either from its own members or from persons outside its membership, other committees for such purposes and with such powers as the Board may determine.

ARTICLE IV
Titles, Duties, Qualifications and Terms of Officers

Section 4.1. Officers. The officers of this Corporation shall hold positions determined under this Corporation's policy to encompass legal authority to bind the Corporation in its transactions with customers or other third parties by executing contracts or other legal instruments on the Corporation's behalf and whose decisionmaking authority relates to fundamental corporate operations in such a way as to affect potentially the public's trust in the Corporation, and shall include a Chief Executive Officer, a President, one or more Vice Presidents (one or more of whom may be designated an Executive Vice President or Senior Vice President), a Secretary, and an Auditor, and may include one or more Vice Chairmen, one or more group, region, area or other functional business unit Presidents (each a "Business Unit President"), and such other officers and assistant officers as from time to time may be deemed necessary and with such titles as shall be deemed appropriate. The same person may fill more than one office or position.

The Board of Directors shall designate a member of the Board of Directors to be the Chairman of the Board and may appoint the Chairman of the Board an officer of this Corporation. Other officers may also be members of the Board of Directors.

The Chairman of the Board shall be designated by and if appointed an officer, elected by, and the Chief Executive Officer shall be elected by, the Board of Directors at its annual organization meeting and each shall hold office for the year for which the Board of Directors was elected and until a successor is designated or elected, unless the Chairman of the Board or Chief Executive Officer resigns, becomes disqualified, or is removed, which removal may be at the pleasure of the Board. Any vacancy occurring in the position of the Chairman of the Board or in the office of the Chief Executive Officer shall be filled by the remaining members of the Board.

Vice Chairmen and the President, Business Unit Presidents and Executive Vice Presidents (if any), the Auditor and the Secretary shall be elected or appointed by the Board of Directors to hold their offices respectively at the pleasure of the Board of Directors. Vice Presidents (other than Executive Vice Presidents), Assistant Vice Presidents and such other officers and assistant officers as may be deemed necessary may be appointed by the Board of Directors or chosen in such other manner as provided in these Bylaws or as the Board of Directors shall by resolution provide, to hold their offices respectively at the pleasure of the Board of Directors.

The President (or other officer-director as the Board of Directors may designate by resolution) shall have authority to appoint or remove or fill vacancies among all officers excepting the Chairman of the Board (if an officer), the Chief Executive Officer, Vice Chairman, the President,


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

Business Unit Presidents, Executive Vice Presidents, Auditor, and Secretary; such appointments or removals shall be subject to ratification or recision at the next meeting of the Board of Directors. The provisions of this paragraph are supplementary to any other provisions of these Bylaws.

Section 4.2. Chairman of the Board. The Chairman of the Board shall preside over meetings of shareholders, the Board of Directors, and the Executive Committee, and shall perform such duties as may be requested or directed by the Board of Directors.

Section 4.3. Chief Executive Officer. The Chief Executive Officer shall be a member of the Board of Directors. The Chief Executive Officer shall be the principal executive officer of the Corporation and, subject to the control of the Board of Directors, shall supervise the carrying out of the policies adopted or approved by the Board of Directors. The Chief Executive Officer shall exercise general supervision over the business and affairs and personnel of the Corporation.

Section 4.4. Vice Chairman. Each Vice Chairman shall perform such duties as may be requested or directed by the Board of Directors or by the Chief Executive Officer from time to time.

Section 4.5. President. The President shall perform such duties as may be requested or directed by the Board of Directors or by the Chief Executive Officer from time to time.

Section 4.6. Business Unit Presidents. Each Business Unit President shall perform such duties as may be requested or directed by the Board of Directors or the Chief Executive Officer from time to time.

Section 4.7. Vice Presidents. Each Vice President shall have such powers and duties as may be assigned by the Board of Directors, by the Chief Executive Officer, or by the President. The Board of Directors shall designate a Vice President to be the Chief Financial Officer of the Corporation, who shall be the principal financial and accounting officer of the Corporation with responsibility for keeping regular books of account, disbursement of corporate funds, and preparation of financial reports. The Board of Directors shall also designate a Vice President to be the Treasurer, who shall have general responsibility for funding the operation of the Corporation and its subsidiaries and shall, as and to the extent authorized by the Board of Directors, borrow funds and issue securities on behalf of the Corporation.

Section 4.8. Secretary. The Secretary shall be the recording officer of the Board of Directors and keep in written form the minutes of the meetings of the Board of Directors and of the Shareholders. The Secretary shall attend to the giving of all notices required by these Bylaws to be given, shall be the custodian of the corporate seal of the Corporation, and shall make such reports and perform such other duties as are incident to the office of Secretary, or as are assigned by the Board of Directors.

Section 4.9. Auditor. The internal Auditor shall make periodic examinations of the affairs of the Corporation and its subsidiaries, with the exception that the examination of each subsidiary bank which is required to establish and appoint an independent audit committee in compliance with


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

the requirements of FDICIA shall be the responsibility of the auditor appointed by the Board of Directors of each such subsidiary bank. The Auditor shall collaborate with the Audit Committee in determining the scope, nature and frequency of such examinations. The Auditor shall also perform such other duties as may be assigned by the Board of Directors or the Chief Executive Officer of the Corporation. The results of such examinations and recommendations of the Auditor, if any, shall be submitted in writing by the Auditor to the Chief Executive Officer and to the Audit Committee.

ARTICLE V
Stock and Stock Certificates

Section 5.1. Transfers. Shares of stock shall be transferable on the books of the Corporation, and a transfer book shall be kept in which all transfers of stock shall be recorded. Every person becoming a shareholder by such transfer shall, in proportion to his or her shares, succeed to all rights and liabilities of the prior holder of such shares.

Section 5.2. Stock Certificates. Certificates of stock shall bear the signature of the Chief Executive Officer, the Chairman of the Board, or of the President, or of a Vice President and the Secretary or an Assistant Secretary of the Corporation, and shall be signed manually or by facsimile process, and shall be countersigned by an authorized officer of First Chicago Trust Company of New York as transfer agent, and the seal, manual or facsimile, of the Corporation shall be set forth thereon. No transfer shall be made of any certificate issued except on the surrender of the certificate or certificates previously issued therefor, or on proof of their loss and the furnishing of indemnity satisfactory to an appropriate officer of the Corporation as designated in writing by the Chief Executive Officer or the President of the Corporation.

The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer, registration, and replacement of lost certificates for shares of the capital stock of the Corporation.

Section 5.3. Dividends. All declarations of dividends shall fix the date for the payment thereof, and period of closing of stock books, and a record date, prior to the payment of dividends, for the purpose of determining the shareholders entitled to the same.

The transfer books may be closed for the purpose of the annual election of directors, before meetings of shareholders, before the payment of dividends, for the purpose of obtaining written consents of shareholders, or for any other purpose, for such period not exceeding twenty days as the Board of Directors may by resolution direct. In lieu of closing the transfer books the Board may in its discretion fix a day and hour not less than ten days nor more than seventy days prior to the holding of any meeting of shareholders or the day appointed for the payment of any dividend or for any other notice, as the time as of which shareholders entitled to notice of and to vote at such meeting, or to receive such dividend or for such other purpose shall be determined, and only shareholders of record at such time shall be entitled to notice of or to vote at such meeting or to receive such dividend or to be treated as shareholders for such other purposes.


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

ARTICLE VI
Corporate Seal

The official seal of this Corporation shall be circular in form with the words "corporate seal" and "Oregon" and the name of the Corporation appearing thereon.

ARTICLE VII
Miscellaneous Provisions

Section 7.1. Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

Section 7.2. Records. The organization papers of this Corporation, the results of elections of directors-elect, the proceedings of all regular and special meetings of the directors and of the shareholders, the Bylaws and any amendments hereto, shall be recorded in a minute book; and the minutes of each meeting shall be signed by the chairman and the secretary of the meeting.

ARTICLE VIII
Bylaws

Section 8.1. Inspection. A copy of the Bylaws, with all amendments thereto, shall at all times be kept in a convenient place at the principal office of the Corporation and shall be open for inspection to all shareholders, during business hours.

Section 8.2. Amendments. These Bylaws may be changed or amended by the vote of a majority of the whole number of directors.

ARTICLE IX
Control Share Acquisitions

Sections 60.801 to 60.816, inclusive, of the Oregon Revised Statutes shall not apply to acquisitions of the Corporation's voting shares.

Amendments

12/19/96     Article III Section 3.1   Executive Committee                 Limits authority of committee.
             Article III Section 3.2   Executive Management Committee      Deletes Executive Management Committee.
             Article III Section 3.3   Audit Committee                     Renumbered as Section 3.2.
             Article III Section 3.4   Other Committees                    Renumbered Section 3.3.
             Article IV Section 4.1    Officers                            Clarifies legal and decisionmaking
                                                                           authority, creates Business Unit President
                                                                           officer title.
             Article IV Section 4.3    Chief Executive Officer             Deletes reference to Executive Management
                                                                           Committee.
             Article IV Section 4.6    Business Unit Presidents            Outlines powers and authorities.
             Article IV Section 4.7    Secretary                           Renumbered as Section 4.8.
             Article IV Section 4.8    Auditor                             Clarifies responsibilities regarding
                                                                           subsidiary bank audits, renumbered as
                                                                           Section 4.9.


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

3/19/97      Article I Section 1.1     Meetings                            Provides flexibility for annual meeting date.
4/23/97      Article IX                Control Share Acquisitions          Added section.


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